Exhibit 99.1
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
DECEMBER 8, 2009

INVESTOR CONTACT: JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MEDIA CONTACT: JIM GIPSON DIRECTOR – MEDIA RELATIONS (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES RETIREMENT OF
J. MARK LESTER, EXECUTIVE VICE PRESIDENT OF EXPLORATION

OKLAHOMA CITY, OK, DECEMBER 8, 2009 – Chesapeake Energy Corporation (NYSE:CHK) today announced that its Executive Vice President of Exploration, J. Mark Lester, will retire from the company at the end of January 2010.  Mr. Lester will serve as a consultant to Chesapeake through June 30, 2010 and help transition his responsibilities to Chesapeake’s Executive Vice President of Operations and Chief Operating Officer, Steven C. Dixon.

Mr. Lester, 56, began his career with Unocal in 1977 and subsequently consulted for various private independent exploration and production companies for several years.  He began consulting for Chesapeake’s co-founders, Aubrey McClendon and Tom Ward, in 1986 and formally joined Chesapeake as one of its first employees in 1989.  During his 20-year career at Chesapeake, he led the company’s exploration program and helped build Chesapeake into one of the leading producers of natural gas in the U.S.  Mr. Lester oversaw the drilling of approximately 10,000 wells operated by Chesapeake, including more than 3,500 horizontal wells, of which approximately 2,700 were horizontal shale wells – levels of activity that are believed to be historically unprecedented in the industry.

During the past four years, Mr. Lester and his team of more than 250 geoscientists and technical professionals have guided Chesapeake’s unconventional asset identification and development programs, which now include more than 2.7 million net acres of leasehold in the Big 4 shale plays, and achieved multiple significant discoveries including the Haynesville Shale and Colony Granite Wash plays.  In addition, Mr. Lester led the creation of Chesapeake’s unique state-of-the-art Reservoir Technology Center.

Mr. Lester commented, “I am extremely proud of what we have accomplished and built during my 20-year career at Chesapeake.  I have been fortunate to work with so many wonderful and talented people, including the best Geoscience staff in the industry.  However, it is simply time for me to move on to the next phase of my life, which will involve far fewer working hours and far more recreational hours than I have been accustomed to at Chesapeake.  I thank Aubrey McClendon, Tom Ward and all of my colleagues at Chesapeake for a tremendous adventure during the past 23 years.”

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “Mark Lester has been a key member of our executive management team at Chesapeake since the very beginning of our company.  Mark is very deserving of the opportunity to shift his priorities from the high activity levels at Chesapeake to enjoy a slower pace.  We all congratulate Mark on a distinguished career at Chesapeake and are very happy he is able to make this decision after much thought and consideration.  He will be greatly missed by all of his colleagues at Chesapeake and we wish him well in the next phase of his life.”

Chesapeake Energy Corporation is one of the leading producers of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on the development of onshore unconventional and conventional natural gas in the U.S. in the Barnett Shale, Haynesville Shale, Fayetteville Shale, Marcellus Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and East Texas regions of the United States.  Further information is available at www.chk.com.